Exhibit 10.1

Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”), dated January 18, 2016, amends the Employment Agreement by and between InfuSystem Holdings, Inc., a Delaware corporation (the “Company”), and Eric K. Steen (“Employee”), effective as of April 1, 2013 (the “Employment Agreement”).

WHEREAS, the Company and Employee desire to amend the Employment Agreement to provide Employee with appropriate market-based terms not addressed in the Employment Agreement;

NOW, THEREFORE, for such consideration as set forth herein, the sufficiency of which is acknowledged by the Company and Employee, the Company and Employee agree to amend the Employment Agreement as follows:

A.	Section 1 is amended by adding the following new definition:

“Change of Control” shall mean:

(i) a majority of the members of the Board is replaced during any twelve (12) month period with directors whose appointment or election was not endorsed or approved by a majority of the members of the Board, in office immediately prior to the date of such appointment or election; or

(ii) any person or group has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such person or group of ownership of stock of the Company possessing 30% or more of the total voting power of the outstanding stock of the Company; or

(iii) any person or group has acquired ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of the Company; or

(iv) any person or group has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such person or group assets of the Company that have a total gross fair market value of more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition.

As used herein, “person” and “group” shall have the same meanings as those terms have in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934.

B.	Section 1 is further amended by adding the following new definitions:

“Change of Control Termination” shall mean Employee’s Involuntary Termination (other than a Termination for Cause) or Employee’s Good Reason Termination within two (2) months prior to, or twelve (12) months following, a Change of Control.

“Good Reason Termination” shall mean (i) a material change in the geographic location at which Employee must perform services to the Company, (ii) a material diminution in Employee’s title, authority, duties or responsibilities, or (iii) a material diminution in Employee’s compensation.

C.	A new Section 8.J. is added to read as follows:

J. Clawback. During the Employment Period, the Severance Period (as defined below) or Change of Control Severance Period (as defined below), and thereafter to the extent required by applicable law, Employee hereby covenants and agrees to abide by the terms of the Company’s “Policy on Clawback” once final rules are issued by the U.S. Securities and Exchange Commission, listing standards are adopted by the New York Stock Exchange and such policy is then adopted by the Company’s Board of Directors.

D.	Section 9.B. shall be amended and restated to read as follows:

B. Involuntary Termination. Upon termination of Employee’s employment by reason of Involuntary Termination or Good Reason Termination (other than a Termination for Cause or Change of Control Termination), the employment relationship created pursuant to this Agreement will terminate on the date three (3) months after notice of such Involuntary Termination or Good Reason Termination has been delivered to Employee or Company, and no further compensation will become payable to Employee pursuant to Section 6 or Section 7 upon the effectiveness of such Involuntary Termination or Good Reason Termination. Upon Employee’s Involuntary Termination or Good Reason Termination (other than a Termination for Cause or Change of Control Termination), Employee will be entitled to receive only the amounts provided in this Section 9.B.: (i) the unpaid base salary earned by Employee pursuant to Section 6.A. for services rendered through the effective date of such termination, (ii) any accrued but unpaid Bonus Amount, (iii) the accrued but unpaid PTO earned under Section 7.C., (iv) unreimbursed amounts under Section 7.A., (v) a severance payment, in an aggregate amount equal to twelve (12) months (the “Severance Period”) of the Employee’s then current base salary, (vi) any target Bonus Amount to which Employee would otherwise be entitled if employed during the Severance Period; and (vii) continuation of all COBRA health benefits. The payment of any amounts in respect of this Section 9.B. shall be contingent upon Employee’s execution and delivery to the Company of an unconditional general release, in form satisfactory to the Company, of all claims against the Company and its Affiliates and their respective directors, officers, employees and representatives, arising from or in connection with this Agreement or Employee’s employment with the Company. Further, payment of the amounts set forth in clauses (v), (vi) and (vii) shall be contingent upon Employee’s continued performance of his obligations under Sections 8.A., 8.B., 8.D., 8.E., 8.G. and 8.J. Any payments in respect of clauses (i), (iii), or (iv) shall be made within thirty (30) days of the effective date of such Involuntary Termination or Good Reason Termination; any Bonus Amount shall be paid in accordance with Section 6.C.; and any severance amount in respect of clause (v) shall be paid in accordance with the Company’s regular payroll policies.

E.	A new Section 9.F. is added to read as follows:

F. Vesting in Equity Awards; Change of Control. Notwithstanding Section 9.E. or any other provision in this Agreement or any other agreement to the contrary, upon Employee’s or Company’s receipt of notice of a Change of Control Termination, Employee’s outstanding Options, restricted stock units and all other equity-based awards shall become immediately vested and non-forfeitable and the Options shall remain exercisable for a period of six (6) months following the effective date of such termination.

F.	A new Section 9.G. is added to read as follows:

G. Severance; Change of Control. Notwithstanding any other provision in this Agreement or any other agreement to the contrary, upon Employee’s or Company’s receipt of a notice of Change of Control Termination, which shall be effective three (3) months following receipt of such notice, Employee shall be entitled to the following severance benefits for a period of eighteen (18) months following the effective date of the Change of Control Termination (the “Change of Control Severance Period”) based on the compensation and benefits to which Employee is then eligible on the date on which the notice of Change of Control Termination is received: (i) base salary; (ii) any accrued but unused PTO; (iii) any accrued but unpaid Bonus Amount; (iv) any target Bonus Amount to which Employee would otherwise be entitled if employed during the Change of Control Severance Period; and (v) continuation of all COBRA health benefits. The payment of any amounts in respect of this Section 9.G. shall be contingent upon Employee’s execution and delivery to the Company of an unconditional general release, in form satisfactory to the Company, of all claims against the Company and its Affiliates and their respective directors, officers, employees and representatives, arising from or in connection with this Agreement or Employee’s employment with the Company. Further, payment of the amounts set forth in clauses (i), (iv) and (v) shall be contingent upon Employee’s continued performance of his obligations under Sections 8.A., 8.B., 8.D., 8.E., 8.G. and 8.J. Any payment in respect of clause (ii) shall be made within thirty (30) days of the effective date of such Change of Control Termination; any Bonus Amount shall be paid in accordance with Section 6.C.; and any severance amount in respect of clause (i) shall be paid in accordance with the Company’s regular payroll policies.

G.	Section 12 is amended to read as follows:

12. Section 409A. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. Notwithstanding anything in the Agreement to the contrary, if the Employee is determined to be a “specified employee” (as defined in Section 409A) for the year in which Employee incurs a separation from service, any payment due under the Agreement that is not permitted to be paid on the date of such separation without the imposition of additional taxes, interest and penalties under Section 409A shall be paid on the first business day following the six-month anniversary of the Employee’s date of separation or, if earlier, Employee’s death. If the period for considering and revoking the release described in Section 9.B. spans two taxable years, payments will not commence until the second taxable year. Any payments in respect of clauses (i), (iii) or (iv) of Section 9.B. shall be made upon the expiration of the maximum period to review and revoke the release referenced in Section 9.B.

H.	In all other respects, the provisions of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, this Amendment is adopted this 18th day of January, 2016.

InfuSystem Holdings, Inc.

By:	/s/ Sean W. Schembri
Name:	Sean W. Schembri
Title:	Executive Vice President, General Counsel & Corporate Secretary

/s/ Eric K. Steen
Eric K. Steen

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